As filed with the Securities and Exchange Commission on December 18, 1998
                                                     Registration No. 333-68209
===============================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             -----------------------


                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             -----------------------


                             BIG ENTERTAINMENT, INC.
             -----------------------------------------------------
             (Exact name of registrant as specified in its charter)

          FLORIDA                                        65-0385686
---------------------------------             ------------------------------
(State or other jurisdiction of            (IRS Employer Identification Number)
 incorporation or organization)

  2255 Glades Road, Suite 237 West              Mitchell Rubenstein
     Boca Raton, Florida 33431                Chief Executive Officer
       (561) 998-8000                         Big Entertainment, Inc.
       ----------------                   2255 Glades Road, Suite 237 West
 (Address, including zip code and            Boca Raton, Florida 33431
 telephone number, including area code,    Telephone No. (561) 998-8000
 of registrant's principal offices)        FACSIMILE NO. (561) 998-2974
                                             ----------------------------
                                        (Name, address, including zip code, and
                                        telephone number, including area code,
                                                    of agent for service)

                          COPIES OF COMMUNICATIONS TO:
                              Dale S. Bergman, P.A.
                              Nina S. Gordon, P.A.
                                Broad and Cassel
                          201 South Biscayne Boulevard
                                   Suite 3000
                              Miami, Florida 33131
                          Telephone No. (305) 373-9400
                          Facsimile No. (305) 373-9443
                           ---------------------------
        Approximate date of commencement of proposed sale to the public:
     From time to time after this Registration Statement becomes effective.
                           ---------------------------

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

===============================================================================

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

     The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 SUBJECT TO COMPLETION, DATED DECEMBER 18, 1998

PROSPECTUS
----------
                        1,264,872 SHARES OF COMMON STOCK

                             BIG ENTERTAINMENT, INC.

        The shares we are registering are issuable to our shareholders and consist of the following:

          /bullet/ 733,455 shares are issuable to the holders of our 7% Series D
                   Convertible Preferred Stock;

          /bullet/ 133,333 shares are issuable to the holder of our 7% Series
                   D-2 Convertible Preferred Stock;

          /bullet/ 378,084 shares are issuable upon the exercise of warrants;
                   and

          /bullet/ 20,000 shares are issuable as stock dividends to the holder of our 4% $100 Series C Convertible Preferred Stock.

        We are registering these shares pursuant to commitments with these shareholders to register the shares. We will pay the expenses of registering the shares.

        The selling shareholders may sell their shares in public or private transactions, at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sales of the shares, but will receive approximately $1,896,500 from the exercise of the warrants if the cashless exercise provisions of the warrants are not used.

     Our common stock is quoted on the Nasdaq SmallCap Market under the symbol "BIGE" and is listed on the Boston and Philadelphia Stock Exchanges under the symbol "BIG." On December 15, 1998, the last reported sales price of our common stock on the Nasdaq SmallCap Market was $10.375 per share.
                        --------------------------------

    YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 2 OF THIS PROSPECTUS.
                        --------------------------------

     THESE SHARES HAVE NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION NOR HAVE THESE ORGANIZATIONS DETERMINED WHETHER THIS PROSPECTUS IS COMPLETE OR ACCURATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        YOU SHOULD ONLY RELY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. OUR COMMON STOCK IS NOT BEING OFFERED IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.


     The date of this Prospectus is December ____, 1998

                                      TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----

ABOUT BIG ENTERTAINMENT.......................................................1

FORWARD-LOOKING STATEMENTS....................................................2

RISK FACTORS..................................................................2

USE OF PROCEEDS...............................................................9

SELLING SHAREHOLDERS.........................................................10

PLAN OF DISTRIBUTION.........................................................12

DESCRIPTION OF SECURITIES....................................................14

LEGAL OPINION................................................................17

EXPERTS .....................................................................17

WHERE YOU CAN FIND MORE INFORMATION..........................................17

                             ABOUT BIG ENTERTAINMENT

        THIS IS ONLY A SUMMARY AND DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE MORE DETAILED INFORMATION CONTAINED LATER IN THIS PROSPECTUS AND ALL OTHER INFORMATION, INCLUDING THE FINANCIAL INFORMATION AND STATEMENTS WITH NOTES, INCORPORATED BY REFERENCE INTO THIS PROSPECTUS AS DISCUSSED IN THE "WHERE YOU CAN FIND MORE INFORMATION" SECTION OF THIS PROSPECTUS.

GENERAL

        We develop and license intellectual properties and books, and operate entertainment-related retail stores, both on the Internet and in malls throughout the country. We conduct these activities directly and through our subsidiaries, including 51%-owned Tekno Books and a joint venture known as NetCo Partners, 50% of which we own.

        We operate through three divisions: Big Online, Inc., the owner of WWW.BIGE.COM; our intellectual properties division; and our entertainment retail division.

        INTERNET E-COMMERCE STORE - "WWW.BIGE.COM." Our new online store, WWW.BIGE.COM, has just been launched with a product line that includes branded licensed merchandise from Hollywood studios, television networks, and popular culture, such as Southpark, Wrestling, Rug Rats, Star Trek, and Teletubbies. Our strategy for WWW.BIGE.COM, is to imbed and link our site with major search engines, portal companies and other popular entertainment-related web sites to bring customers to our site. We have entered into a number of agreements with these Internet operators including the following:

/bullet/ We have an agreement with USA Today Information Network to be the exclusive e-commerce movie merchandise studio store on the newspaper's frequently visited web site, WWW.USATODAY.COM. Our e-commerce studio store appears on usatoday.com's HomeFront Page and on the front pages of the Movies and Marketplace sections of WWW.USATODAY.COM.

/bullet/ Our Internet studio store is also accessible on FILM.COM through an agreement we entered into with RealNetworks, the owner of FILM.COM, a leading Internet site for film reviews and presentations of trailers and short films.

/bullet/ Through another agreement, our e-commerce studio store will soon become the merchandise store for HOLLYWOOD.COM, an Internet site owned by Hollywood Online, Inc. (a division of Times Mirror), that features movie information including interviews, reviews and digitized video and audio clips.

/bullet/ We also have an agreement with Time Warner Communications, Inc. to distribute a high-speed version of our Internet site. This version of our web site, which will be launched initially in the Tampa, Florida market, will be delivered over Time Warner's Road Runner Internet service.

        We plan to enter into similar agreements with other frequently visited Internet sites to generate customer traffic to our site.

        THE INTELLECTUAL PROPERTIES DIVISION. Our intellectual properties division owns the exclusive rights to intellectual properties and concepts created by best-selling authors and media celebrities and licenses such rights across all media, including books, films and television, multi-media software and other products. We generally obtain the exclusive rights to the intellectual properties and the right to use the creator's name in the titles of the intellectual properties (such as MICKEY SPILLANE'S MIKE DANGER and LEONARD NIMOY'S PRIMORTALS).

        Our intellectual properties division also includes a book development and book licensing operation that develops and executes book projects, typically with best-selling authors, and then licenses the books for publication with book publishers such as HarperCollins, Bantam Doubleday Dell, Random House, Simon & Schuster, Viking Press and Warner Books. The book development and book licensing division has a library of over 1000 books.

        THE ENTERTAINMENT RETAIL DIVISION. Our entertainment retail division operates a chain of retail studio stores and "Super/bullet/Kiosks" that sell entertainment-related merchandise. We also have an agreement with The ABC Television Network, a division of The Walt Disney Company, under which our entertainment retail division runs ABC video clips on the television monitors in the Super/bullet/Kiosks in exchange for promotional and advertising spots on ABC affiliate television stations. We have greatly reduced our mall-based operations during 1998 and are currently focusing on our new Internet-based e-commerce venture, WWW.BIGE.COM. See "Mall-based Retail Stores and Kiosks" in the "Risk Factors" section of this Prospectus.

        We are located at 2255 Glades Road, Suite 237 West, Boca Raton, Florida 33431, and our telephone number is (561) 998-8000.

                           FORWARD-LOOKING STATEMENTS

        Certain important factors may affect our actual results and could cause those results to differ materially from any forward-looking statements made in this Prospectus or that are otherwise made by us or on our behalf. "Forward-looking statements" are not based on historical facts and are typically phrased using words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate" or "continue" and similar expressions or variations.

        Differences in actual results may be caused by factors such as those discussed in the "Risk Factors" below as well as those discussed elsewhere in this Prospectus and in our filings with the SEC.


                                  RISK FACTORS

        THE SHARES OFFERED ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING MATTERS, AS WELL AS THE OTHER INFORMATION IN THIS PROSPECTUS, BEFORE INVESTING.

        LIMITED OPERATING HISTORY. We began generating revenues and emerged from the development stage in the fourth quarter of 1994. We have a limited operating history from which to evaluate our prospects. You must consider our prospects in light of the numerous risks, expenses, problems and difficulties typically encountered in connection with the establishment of a business, the development and introduction of new lines of business and products, and the competitive environment in which we operate. We cannot assure you that we will be able to successfully implement our current operating plan.

        OPERATING LOSSES AND ACCUMULATED DEFICIT. We have incurred significant net losses from the start, including net losses of $2,995,347 and $6,655,609 for 1997 and 1996, respectively, and $6,362,573 and $3,249,323 for the nine months ended September 30, 1998 and 1997, respectively. We had accumulated deficits of $25,223,610 and $21,992,633 at December 31, 1997 and 1996, respectively, and
$31,773,334 and $25,407,639 at September 30, 1998 and 1997, respectively.

        We modified our initial business plan in an effort to reverse these ongoing losses. During 1997, we stopped publishing comic books, an activity that required a substantial amount of resources and was not profitable. Essentially all of the overhead associated with comic book publishing was eliminated by the second quarter of 1997.

        At the same time, we decided to expand our retail operations by developing three prototype in-line retail stores that opened in the fourth quarter of 1997. After spending substantial resources in developing the prototype in-line stores, we further evaluated our mall-based retail business during 1998 and closed 21 of our marginal kiosk units. The primary reason we did this was to curb continued operating losses from our retail division and to focus our future efforts on the operation of our new e-commerce Internet studio store, WWW.BIGE.COM. We are currently attempting to sell our remaining retail mall-based business, but we plan to retain our e-commerce Internet business. We cannot assure you that we will be able to accomplish this plan.

        In addition, we continue to acquire and develop our base of intellectual properties and negotiate additional licensing agreements. These activities are not capital intensive but require a large amount of time from our senior executives and significant development times.

        While we believe these measures will reverse operating losses, we cannot assure you that the revenues generated by our intellectual property division, any remaining retail stores and our new e-commerce business will offset the associated expenses.

        AVAILABILITY OF CASH AND WORKING CAPITAL. Our cash and cash equivalents totaled $887,153 at December 31, 1997 and $1,675,852 at December 31, 1996. We
had a working capital deficit of $491,513 at December 31, 1997 compared to a working capital deficit of $1,285,093 at December 31, 1996. At September 30, 1998, we had cash and cash equivalents of $200,889 and a working capital deficit of $373,113. The $3 million in gross proceeds from the issuance of our Series D and Series D-2 Preferred Stock was not received until after September 30, 1998, and thus is not included in our cash and cash equivalents as of September 30, 1998.

        Net cash used in operating activities during the nine months ended September 30, 1998 was $3,625,395, and our net loss during such period was $6,362,573. During 1997, we used $4,012,481 of cash to fund our operating activities and incurred a net loss of $2,995,347 during such period.

        Our long-term financial success depends on our ability to generate enough revenue to offset operating expenses. We continue to seek additional financing to fund our growth plan and for working capital. Additional financing may result in dilution to our shareholders. Our proposed plans and assumptions relating to our operations indicate that anticipated cash flows when combined with other potential sources of capital will be enough to meet our working capital requirements for the next year. If plans change or our assumptions prove to be inaccurate, we may need to seek further financing or curtail our operations. We cannot assure you that any additional financing will be available or if available, that it will be on favorable terms.

        MALL-BASED RETAIL STORES AND KIOSKS. The success of our entertainment retail division depends on our ability to operate studio stores and kiosks profitably. We closed 21 marginal kiosk locations to date in 1998 and currently have 15 mall-based retail stores and kiosks in operation. We plan to close additional kiosk locations after the 1998 holiday season and are seeking a buyer for our mall-based retail stores. We plan to focus on and retain our new e-commerce Internet studio store, WWW.BIGE.COM.

        We have been evaluating the results of our mall-based studio store and kiosk operations and have modified and reduced costs where appropriate. We are not sure we will be successful in the future operation of our mall-based studio stores and kiosks, or whether these operations will be further reduced or completely eliminated in the future. We are currently marketing our retail operations for sale (other than our Internet studio store, which we plan to keep), although we cannot assure you that we will be able to sell the retail operation for a good price and on good terms.

        COMPETITION. Competition is intense in the entertainment industry.
We have numerous competitors, and many of them have significantly more financial resources than we do. Our entertainment retail division competes for sales with specialty stores and other retail outlets offering entertainment merchandise.

        Our new e-commerce Internet studio store, WWW.BIGE.COM, competes for sales with numerous other e-commerce businesses throughout the World
Wide Web. The number of web sites competing for consumers' attention and spending has increased and is expected to continue to increase. Our e-commerce web site, like our studio stores and kiosks, also compete with conventional store-based and catalog retailers.

        Increased competition could result in price reductions, reduced profit margins or the inability to obtain sufficient market share to be successful, any of which could adversely affect our business. We are not sure we will be able to compete successfully in any of these markets.

        IMPACT OF THE YEAR 2000. The Year 2000 issue is the result of computer programs and other business systems being written using two digits rather than four to represent the year. Many of our time-sensitive applications and business systems and those of our vendors may recognize a date using "00" as the year 1900 rather than the Year 2000, which could result in system failure or disruption of operations.

        The Year 2000 problem will impact us. We have assessed our Year 2000 exposure and plans to resolve these issues are in process. We have asked our significant vendors to ensure us that our operations are not disrupted and that their Year 2000 issues are resolved in a timely manner. We believe that we will satisfactorily resolve all Year 2000 problems and that the related costs will not be material. Estimates of Year 2000 related costs are based on numerous assumptions, including the continued availability of certain resources, the ability to correct all relevant applications and third party remediation plans. There is no guarantee that the estimates will be accurate and actual costs could differ materially from those anticipated.

        LACK OF OPERATING HISTORY, POTENTIAL FLUCTUATIONS IN OPERATING RESULTS AND UNPREDICTABILITY OF FUTURE REVENUE RELATED TO E-COMMERCE. Our e-commerce division has only recently commenced operations and there is no operating history from which to evaluate its prospects. As with our prospects overall, the e-commerce division's prospects must be considered in light of the numerous risks, expenses, problems and difficulties typically encountered in establishing a new business and developing and introducing new products.

        Our e-commerce store operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control, such as the level of Internet usage and traffic levels on our web site, both of which can fluctuate significantly as a result of various unpredictable events. Examples of these events are:

          /bullet/ our ability to enter into or renew agreements with popular web sites such as our recent agreements with USA Today Information Network to be the exclusive movie merchandise studio store on USA. TODAY.COM, with HOLLYWOOD.COM (a division of Times Mirror), with FILM.COM and with Time Warner Communications;

          /bullet/ the amount and timing of our costs related to marketing efforts or other initiatives, fees paid by us for distribution or other costs incurred by us as we expand our operations;

          /bullet/ new products or services introduced by us or our competitors;

          /bullet/ technical difficulties or system downtime affecting the Internet generally or the operation of our web site; and

          /bullet/ economic conditions specific to the Internet as well as general economic conditions.

        Because of this, our operating results for any particular period may not accurately predict our future operating results.

        SYSTEM RISKS. The hardware and software used in our e-commerce system, or that of our host and/or affiliates, could be damaged by fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events. Our web site could also be affected by computer viruses, electronic break-ins or other similar disruptive problems. These system problems could affect our business. Insurance may not adequately compensate us for any losses that may occur due to any failures or interruptions in systems. We do not currently have a formal system disaster recovery plan.

        Our web site must accommodate a high volume of traffic and deliver frequently updated information. Our web site may experience slower response times or decreased traffic for a variety of reasons. Our web site could experience disruptions or interruptions in service due to the failure or delay in transmissions over the Internet.

        In addition, our customers generally depend on Internet service providers, online service providers and other web site operators for access to our web site. Such operators and providers have experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems. The World Wide Web's infrastructure may not be able to support continued growth in its use. Any of these problems could harm our business.

        RISKS RELATING TO TECHNOLOGICAL CHANGE. E-commerce is characterized by rapidly changing technology, evolving industry standards and frequent new product announcements. To be successful, we must adapt to this rapidly changing market by continually improving the performance, features and reliability of our online services. We could also incur substantial costs if we need to modify our services or infrastructure in order to adapt to these changes. Our business could be harmed if we incur significant costs without adequate results or cannot adapt to these changes.

        GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES. There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. Laws and regulations may be adopted in the future, however, that address issues such as user privacy, pricing, and the characteristics and quality of products and services.

        In addition, several telecommunications carriers are seeking to have telecommunications over the Internet regulated by the FCC in the same manner as other telecommunications services and some local telephone carriers have petitioned the FCC to regulate Internet service providers and online services providers in a manner similar to long distance telephone carriers. Any new laws or regulations relating to the Internet could hurt our business.

        SECURITY RISKS. A significant barrier to electronic commerce and communications over the World Wide Web has been the need for secure transmission of confidential information in transaction processing. Internet usage could decline if any well-publicized compromise of security occurred.

        We may incur additional costs to protect against the threat of security breaches or to alleviate problems caused by such breaches. If a third person were able to misappropriate our users' personal information or credit card information, we could be held liable.

        DEPENDENCE ON RELATIONSHIPS WITH INTELLECTUAL PROPERTY CREATORS. Our success depends in part upon entering into agreements with more best-selling authors and media celebrities to create intellectual properties. This depends in part upon personal relationships. Our business could be harmed by the loss of the services of one or more of our people who have developed these relationships, or by any adverse change in these relationships or by the failure to continue to develop such relationships.

        TRADEMARKS AND PROPRIETARY RIGHTS. Our intellectual properties are the principal assets of our intellectual property division. We have filed federal trademark registration applications for our trademarks and filed applications for trademark and copyright protection for each of our intellectual properties. Although we now have 33 U.S. registered trademarks and 80 trademark applications are pending, we cannot be sure that any such additional applications will be approved, or that we will have the resources necessary to enforce our proprietary rights against infringement by others. Our business could be hurt if we are unable to protect or enforce our proprietary rights.

        DEPENDENCE ON MANAGEMENT. Mitchell Rubenstein, our Chairman of the Board and Chief Executive Officer, and Laurie S. Silvers, our Vice Chairman and President, have been primarily responsible for our organization and development. They have both renewed their employment agreements with us, each for an additional five-year term. Their employment agreements provide, among other things, that our termination of either of their agreements without "cause" will also constitute a termination of the other's agreement without "cause," and that termination without "cause" entitles each to receive his or her salary for the remainder of their term of employment.

        We are the beneficiary of $1,000,000 in key man insurance on the lives of each of these executives, of which $500,000 per policy has been pledged to BankBoston, our senior creditor. The loss of the services of either of these individuals would hurt our business. Our future success will also be dependent upon our ability to attract and retain other qualified and creative management, administrative and other personnel.

        DIVIDENDS. We have never paid any cash dividends on our common stock. Dividends on our Series A Preferred Stock and Series B Preferred Stock are payable solely in shares of common stock. Our outstanding Series C Preferred Stock accrues dividends at the annual rate of 4%, payable in cash or in stock, and our outstanding Series D Preferred Stock and the Series D-2 Preferred Stock accrue dividends at the annual rate of 7%, payable in cash or in stock at the time of conversion. We intend to retain earnings remaining after payment of such cash dividends to finance the development and expansion of our business.

        TRADING MARKET FOR COMMON STOCK. Our common stock is quoted on the Nasdaq SmallCap Market and the Boston and Philadelphia Stock Exchanges. Historically, there has been a relatively limited trading market for our common stock, and it is uncertain whether a more active trading market for our common stock will develop or, if developed, that it would be sustained.

        POTENTIAL VOLATILITY OF STOCK PRICE. The market price of our common stock could fluctuate in response to our operating results and other factors, including general price fluctuations in securities markets. From time to time the stock markets have experienced extreme price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies, especially smaller public companies, often for reasons unrelated to their operating performance.

        SHARES ELIGIBLE FOR FUTURE SALE. As of the date of this Prospectus, approximately 3,887,270 shares of common stock held by existing shareholders and 394,466 shares of common stock held in escrow constitute "restricted shares" as defined in Rule 144 under the Securities Act. These shares may only be sold if they are registered under the Securities Act or sold under Rule 144 or another exemption from registration under the Securities Act. Sales under Rule 144 are subject to the satisfaction of certain holding periods, volume limitations, manner of sale requirements, and the availability of current public information about us.

        Substantially all of our restricted shares of common stock are either eligible for sale pursuant to Rule 144 or have been registered under the Securities Act for resale by the holders, including the common stock covered by this Prospectus. This will permit the sale of registered shares of common stock in the open market or in privately negotiated transactions without compliance with the requirements of Rule 144. We are unable to estimate the amount, timing or nature of future sales of outstanding common stock. Sales of substantial amounts of the common stock in the public market may hurt the stock's market price.

        EFFECT OF OUTSTANDING OPTIONS, WARRANTS AND CONVERTIBLE SECURITIES. As of the date of this Prospectus, we have outstanding options and warrants to purchase an aggregate of 2,332,010 shares of common stock, 217,600 outstanding shares of Series A Preferred Stock and 122,846 outstanding shares of Series B Preferred Stock, each convertible into a like number of shares of common stock, 20,000 shares of Series C Preferred Stock convertible into 500,000 shares of common stock, 250 shares of Series D Preferred Stock convertible into a maximum of 708,455 shares of common stock and 50 shares of Series D-2 Preferred Stock convertible into 100,000 shares of common stock.

        As long as these options, warrants and convertible securities remain unexercised or are not converted, the terms under which we could obtain additional capital may be adversely affected. Moreover, the holders of the options, warrants and convertible securities may be expected to exercise or convert them at a time when we would, in all likelihood, be able to obtain any needed capital by a new offering of our securities on terms more favorable than those provided by these securities.

        ANTI-TAKEOVER PROVISIONS. Our Articles of Incorporation authorize the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by our Board of Directors. Accordingly, the Board of Directors can, without shareholder approval, issue shares of preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock. Preferred stock could also be issued to discourage, delay or prevent a change in our control, although we do not currently intend to issue any additional series of our preferred stock.

        We have adopted a Shareholders' Rights Plan and in September 1996 declared a dividend of one right (a "Right") for each outstanding share of common stock. Each holder of a Right has the right to purchase from us one share of common stock at a price of $25.00 per share upon the occurrence of specific events.

        These Rights may cause substantial dilution to a person or group that attempts to acquire us in a manner or on terms not approved by the Board of Directors. The Shareholders' Rights Plan is intended to encourage a person interested in acquiring us to negotiate with, and to obtain the approval of, the Board of Directors. The Shareholders' Rights Plan, however, may discourage a future acquisition of us, including an acquisition in which our shareholders might otherwise receive a premium for their shares. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so.

        Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in excess of certain specified thresholds will not possess any voting rights unless approved by a majority vote of a corporation's disinterested shareholders. The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates).

        Florida law and our Articles of Incorporation also authorize us to indemnify our directors, officers, employees and agents. We have entered into agreements with each of our directors and certain of our officers providing for indemnification to the fullest extent permitted by law.

                                 USE OF PROCEEDS

        We will receive no proceeds from the sale of any of or all of the shares being offered by the selling shareholders under this Prospectus. We will receive approximately $1,896,500 upon the exercise of the warrants for which we are registering the underlying shares of common stock, if the "cashless" exercise provisions of the warrants are not used. We estimate we will spend $20,000 in registering the offered shares.

                              SELLING SHAREHOLDERS

        The selling shareholders have not been employed by, held office in, or had any other material relationship with us or any of our affiliates within the past three years. The following table sets forth certain information with respect to the ownership of our common stock by the selling shareholders as of the date of this Prospectus.


                                             Beneficial                              Ownership of Common
                                        Ownership of Common        Number of         Stock After Offering
   Name and Address of Selling        Stock Prior to Offering       Shares                   (1)
          Shareholders                -----------------------       Offered         ---------------------
                                      Shares        Percentage      Hereby
                                                                                     Shares      Percentage
----------------------------------    -----------    ----------   -------------    ---------     -----------
KA Investments LDC                     424,954(2)      4.999%(2)    900,246(3)         0            *
c/o Deephaven Capital
  Management LLC
1712 Hopkins Crossroads
Minnetonka, MN  55305

Mr. Zubair Kazi                        164,626(4)      2%           169,626(3)         0            *
3671 Sunswept Drive
Studio City, CA  91604

Deephaven Opportunity                  141,667(5)      2%           175,000(3)         0            *
  Master Fund L.P.
c/o Deephaven Capital
  Management LLC
1712 Hopkins Crossroads
Minnetonka, MN  55305

Auric Partners Limited                 500,000(6)      6%            20,000(7)      500,000(6)      6%
7575 East Fulton Road
Ada, MI  49355
-------------------------
*Less than 1%.

(1) Assumes that all shares offered hereby are sold under this offering and that no other shares of common stock are acquired or disposed of by the selling shareholders prior to the termination of this offering. Because the selling shareholders may sell all, some or none of their shares or may acquire or dispose of other shares of common stock, no reliable estimate can be made of the aggregate number of shares that will be sold under this offering or the number or percentage of shares of common stock that the selling shareholders will own upon completion of this offering.

(2) The terms of the Series D Preferred Stock restrict the ability of the holders to convert shares of the Series D Preferred Stock (and receive shares of common stock in payment of dividends thereon) to the extent that the number of shares of common stock beneficially owned by them and their affiliates exceeds 4.999% of the common stock following the conversion. Without this limitation, the maximum shares beneficially owned by KA Investments LDC would consist of 620,384 shares of common stock issuable upon conversion of 200 outstanding shares of our Series D Preferred Stock at a maximum conversion price of $3.4978 per share, (plus any shares issued as dividends on the preferred stock), 167,517 shares of common stock issuable upon the exercise of a warrant having a maximum exercise price of $4.35 per share, and 112,345 shares of common stock issuable upon the exercise of a warrant having a maximum exercise price of $5.25625 per share. The conversion and exercise prices were based on the market price of our common stock on the date of sale. Because the actual number of shares of common stock issuable as a result of the foregoing may be lower depending on the market price of the common stock prior to the date of issuance, the actual number of shares of common stock that will be beneficially owned by KA Investments LDC cannot be determined at this time.

(3) Represents shares of common stock issuable upon conversion in full of the preferred stock, as payment of dividends on the preferred stock and upon exercise in full of the warrants. Because the actual number of shares of common stock issuable as a result of the foregoing may be lower depending on the market price of the common stock prior to the date of issuance, the actual number of shares of common stock that will be offered for sale under this prospectus cannot be determined at this time. Accordingly, we have contractually agreed to include herein the listed number of shares of common stock issuable upon conversion of the Preferred Stock, payment of dividends on the preferred stock and upon exercise of the warrants.

(4) Consists of 108,071 shares of common stock issuable upon conversion of 50 shares of our Series D Preferred Stock at a maximum conversion price of $4.6266 per share, 33,833 shares of common stock issuable upon the exercise of a warrant having a maximum exercise price of $5.625 per share, and 22,722 shares of common stock issuable upon the exercise of a warrant having a maximum exercise price of $6.75 per share. The conversion and exercise prices were based on the market price of our common stock as of the date of sale. The terms of the Series D Preferred Stock restrict the ability of the holders to convert shares of the Series D Preferred Stock (and receive shares of common stock in payment of dividends thereon) to the extent that the number of shares of common stock beneficially owned by them and their affiliates exceeds 4.9999% of the common stock following the conversion.

(5) Consists of 100,000 shares of common stock issuable upon conversion of 50 outstanding shares of our Series D-2 Preferred Stock at a conversion price of $5.00 per share, 25,000 shares of common stock issuable upon the exercise of a warrant having an exercise price of $5.175 per share, and 16,667 shares of common stock issuable upon the exercise of a warrant having an exercise price of $6.255 per share. The conversion and exercise prices were based on the market price of our common stock as of the date of sale. The terms of the Series D-2 Preferred Stock restrict the ability of the holder to convert shares of the Series D-2 Preferred Stock (and receive shares of common stock in payment of dividends thereon) to the extent that the number of shares of common stock beneficially owned by it and its affiliates exceeds 4.999% of the common stock following the conversion.

(6) Consists of shares of common stock issuable upon conversion of all 20,000 outstanding shares of our Series C Preferred Stock, which were issued in December 1996. The common stock underlying this preferred stock is covered by a previously filed registration statement.


(7) Consists of shares of common stock issuable as quarterly dividends on our Series C Preferred Stock.

                              PLAN OF DISTRIBUTION

        The selling shareholders may sell their shares of common stock in various ways and at various prices. Some of the methods by which the selling shareholders may sell their shares include:

          /bullet/ ordinary brokerage transactions and transactions in which the broker solicits purchasers;

          /bullet/ privately negotiated transactions;

          /bullet/ block trades in which a broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

          /bullet/ purchases by a broker or dealer as principal and resale by such broker or dealer for the selling shareholder's account pursuant to this Prospectus;

          /bullet/ sales under Rule 144 rather than by using this Prospectus;

          /bullet/ a combination of any such methods of sale; and

          /bullet/ any other legally permitted method.

        The applicable sales price may be affected by the type of transaction.

        The selling shareholders may also pledge their shares pursuant to the margin provisions of their customer agreements with their brokers. If there is a default by the selling shareholders, the brokers may offer and sell the pledged shares.

        Brokers or dealers may receive commissions or discounts from the selling shareholders (or, if the broker-dealer acts as agent for the purchaser of the shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved.

        We cannot estimate at the present time the amount of commissions or discounts, if any, that will be paid by the selling shareholders in connection with sales of the shares.

        The selling shareholders and any broker-dealers or agents that participate with the selling shareholders in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In that event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     Under the securities laws of certain states, the shares may be sold in those states only through registered or licensed broker-dealers or pursuant to available exemptions from such requirements. In addition, in certain states the shares may not be sold therein unless the shares have been registered or qualified for sale in such state or an exemption from such requirement is available and is complied with.

        We have agreed to pay all fees and expenses incident to the registration of the shares, including certain fees and disbursements of counsel to the selling shareholders. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

        The selling shareholders have also agreed to indemnify us, our directors, officers, agents and representatives against certain liabilities, including certain liabilities under the Securities Act.

        The selling shareholders and other persons participating in the distribution of the shares offered hereby are subject to the applicable requirements of Regulation M promulgated under the Exchange Act in connection with sales of the shares.

                            DESCRIPTION OF SECURITIES

GENERAL

        Our authorized capital stock consists of 25,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share. As of December 14, 1998, 8,075,829 shares of common stock and an aggregate of 360,746 shares of preferred stock were outstanding, and 394,466 shares of common stock were issued and held in escrow. The transfer agent for our common stock is American Stock Transfer & Trust Company, New York, New York.

COMMON STOCK

        Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the shareholders. The holders of common stock are entitled to receive dividends, when, as and if declared by the Board of Directors in its discretion, from legally available funds. Upon our liquidation or dissolution, the holders of common stock will be entitled to share proportionately in our legally available assets, after all our debts and liabilities and the liquidation preference of any outstanding shares of our preferred stock are paid.

        The common stock has no preemptive rights and no subscription, redemption or conversion privileges. The common stock does not have cumulative voting rights, which means that the holders of a majority of the outstanding shares of common stock voting for the election of directors will be able to elect all members of the Board of Directors. A majority vote will also be sufficient for other actions that require the vote or concurrence of shareholders. All of our outstanding shares of common stock are, and the shares to be sold in this offering will be, when issued and paid for, fully paid and nonassessable.

PREFERRED STOCK

        GENERAL. Without any further vote or action by our shareholders, the Board of Directors has the authority to issue up to 1,000,000 shares of preferred stock in one or more series and to determine the number of shares in any such series and the voting powers, preferences and relative participation, optional or other special rights and qualifications, limitations or restrictions of each series, including the dividend rights and dividend rate, the terms of redemption (including sinking fund provisions), redemption price or prices, the conversion rights, and the liquidation preferences of the shares of each series.

        The issuance of preferred stock by the Board of Directors could affect the rights of the holders of common stock. For example, an issuance could result in a class of securities outstanding that would have preferences with respect to voting rights and dividends, and in liquidation, over the common stock, and could (if converted) enjoy all of the rights of common stock.

        SERIES A PREFERRED STOCK. We have designated 217,600 shares of preferred stock as our Series A Variable Rate Convertible Preferred Stock (the "Series A Preferred Stock"), all of which are issued and outstanding. The Series A Preferred Stock has a stated value of $6.25 per share and accrues non-cash dividends, payable quarterly in shares of common stock based on prevailing market prices for the common stock. The dividends accrue on the stated value of the outstanding shares of Series A Preferred Stock at a variable rate equal to a specified bank prime rate (7.75% as of the date of this Prospectus).

        The Series A Preferred Stock is convertible into the same number of shares of common stock and is redeemable at our option for $7.1875 per share in cash. The holders of the Series A Preferred Stock vote together with the holders of common stock on all matters, except as otherwise required by law, with each share of Series A Preferred Stock having one vote. The Series A Preferred Stock has a liquidation preference of $7.1825 per share over the common stock.

        We and certain holders of our common stock (Mitchell Rubenstein, Laurie
S. Silvers, Martin H. Greenberg and Asbury Park Press, Inc.) agreed in connection with the sale of the Series A Preferred Stock that one nominee of Tekno Simon, LLC, the holder of the Series A Preferred Stock, be appointed to the Board of Directors. These shareholders agreed to vote their shares for election of this nominee. The current nominee is Deborah J. Simon, who was first appointed to the Board in November 1996.

        SERIES B PREFERRED STOCK. We have designated 142,223 shares of preferred stock as our Series B Variable Rate Convertible Preferred Stock (the "Series B Preferred Stock"), of which 122,846 shares are outstanding. The terms of the Series B Preferred Stock are identical to those of the Series A Preferred Stock, except that the stated value of the Series B Preferred Stock is $5.21 per share.

        SERIES C PREFERRED STOCK. We have designated 100,000 shares of preferred stock as our Series C Preferred Stock, 20,000 of which are issued and outstanding. Holders of Series C Preferred Stock are entitled to quarterly dividends, payable in cash or common stock, at the annual rate of 4%. The Series C Preferred Stock is convertible into an aggregate of 500,000 shares of common stock and has a liquidation preference of $100 per share over the common stock.

        The Series C Preferred Stock ranks junior to the Series A Preferred Stock and Series B Preferred Stock as to dividends and liquidation rights. Each share of Series C Preferred Stock has one vote per share, together with the holders of shares of our common stock, Series A Preferred Stock and Series B Preferred Stock, on all matters presented to a vote of our shareholders, except as otherwise required by law.

      SERIES D PREFERRED STOCK. We have designated 1,000 shares of preferred stock as our Series D Preferred Stock, 250 shares of which are issued and outstanding. Holders of Series D Preferred Stock are entitled to cumulative dividends at the annual rate of 7% payable in cash or in shares of common stock on each conversion date.

      Shares of Series D Preferred Stock are convertible by the holders into shares of common stock at a conversion price equal to 105% of the closing bid price for our common stock on Nasdaq for the five trading days immediately preceding the closings of the sales of the preferred stock. Shares of Series D Preferred Stock shall be automatically converted into shares of common stock on the earlier to occur of (i) September 30, 2001, (ii) the third trading day immediately preceding the closing of the first sale under a bona fide underwritten initial public offering of the common stock of Huge Entertainment, Inc. with net proceeds to Huge Entertainment, Inc. (or any successor of Huge Entertainment, Inc.) of at least $10,000,000, or (iii) the 10th trading day immediately preceding the closing of a transaction resulting in a change in control.

      The Series D Preferred Stock may not be converted if the resulting number of shares of common stock would cause the holders (and their affiliates) to beneficially own more than 4.999% of the common stock following such conversion.

      We have the option to redeem all or any portion of the shares of Series D Preferred Stock that are outstanding at the time for a cash redemption price per share equivalent to a 20% premium over the value that the holders of Series D Preferred Stock would realize if the shares of Series D Preferred Stock were converted into shares of common stock.

      The purchase agreements for the sale of the Series D Preferred Stock also provide for the contingent issuance of shares of our common stock to the holders of Series D Preferred Stock based on the market value of our common stock relative to the conversion price on the 150th, 240th and 365th day following the closing. These contingently issuable shares are to be issued if the average closing bid price for our common stock for the 10-trading-day period preceding the dates noted above is less than 116% of the conversion price in effect on these dates. As of December 17, 1998, the average closing bid price for the 10 preceding trading days was $10.84; accordingly, no shares would be issuable under the provisions if the conversion price were determined as of December 17, 1998. Upon our liquidation, dissolution or winding up, the holders of the Series D Preferred Stock are entitled to be paid $10,000 for each such share held plus all due but unpaid dividends before any payment is made to holders of our common stock. The Series D Preferred Stock carries no voting rights, and ranks junior to the Series A, B and C Preferred Stock.

      SERIES D-2 PREFERRED STOCK. We have designated 50 shares of preferred stock as our Series D-2 Preferred Stock, all of which are issued and outstanding. Holders of Series D-2 Preferred Stock are entitled to cumulative dividends at the annual rate of 7% payable in cash or in shares of common stock on each conversion date.

      Each share of Series D-2 Preferred Stock is convertible into shares of common stock, based on the Series D-2 Preferred Stocks stated value per share of $10,000 plus accrued but unpaid dividends, at a conversion price of $5.00 per share.

      Shares of Series D-2 Preferred Stock will be automatically converted into shares of common stock on the earlier to occur of (i) November 18, 2001, (ii) the third trading day immediately preceding the closing of the first sale under a bona fide underwritten initial public offering of the common stock of Huge Entertainment, Inc. with net proceeds to Huge Entertainment, Inc. (or any successor of Huge Entertainment, Inc.) of at least $10,000,000, or (iii) the 10th trading day immediately preceding the closing of a transaction resulting in a change in our control.

      Other terms of the Series D-2 Preferred Stock, and of the purchase agreements relating to its sale, are substantially the same as for the Series D Preferred Stock.

                                  LEGAL OPINION

        Broad and Cassel, a partnership including professional associations, 201 South Biscayne Boulevard, Suite 3000, Miami, Florida 33131, is giving an opinion regarding the validity of the offered shares.

                                     EXPERTS

        Our financial statements are incorporated by reference into this Prospectus from our Annual Report on Form 10-KSB for the year ended December 31, 1997 and have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report that accompanies the financial statements, and are incorporated in this Prospectus in reliance on the report of Arthur Andersen LLP as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any report or document we file at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0880 for more information about the public reference rooms. Our SEC filings are also available from the SEC's website located at HTTP://WWW.SEC.GOV.

        Quotations for the prices of our common stock appear on the Nasdaq SmallCap Market, and reports, proxy statements and other information about us can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. Quotations also appear on the Boston and Philadelphia Stock Exchanges and the previously mentioned information may be inspected at One Boston Place, Boston, Massachusetts 02108, and 1900 Market Street, Philadelphia, Pennsylvania 19103, respectively.

        The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and later information that we file with the SEC will automatically update and supersede this information.

        We incorporate by reference the following filings and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"):

          /bullet/ Our Annual Report on Form 10-KSB for the year ended December
                   31, 1997; and

          /bullet/ Our Quarterly Reports on Form 10-QSB for the quarterly periods ended March 31, 1998, June 30, 1998 and September 30, 1998.

        We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act with respect to the common stock covered by this Prospectus. This Prospectus, which is a part of the Registration Statement, does not contain all the information set forth in, or annexed as exhibits to, the Registration Statement, as permitted by the SEC's rules and regulations. For further information with respect to us and the common stock offered under this Prospectus, please refer to the Registration Statement, including the exhibits. Copies of the Registration Statement, including exhibits, may be obtained from the SEC's public reference facilities listed above upon payment of the fees prescribed by the SEC, or may be examined without charge at these facilities. Statements concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of the document filed as an exhibit to the Registration Statement.

        We will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon request, a copy of any or all of the information incorporated herein by reference. Exhibits to any of the documents, however, will not be provided unless such exhibits are specifically incorporated by reference into such documents. The requests should be addressed to: Mitchell Rubenstein, Chief Executive Officer, Big Entertainment, Inc., 2255 Glades Road, Suite 237 West, Boca Raton, Florida 33431, telephone number (561) 998-8000.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Big Entertainment, Inc. (the "Company") estimates that its expenses in connection with this registration statement will be as follows:

        Securities and Exchange Commission registration fee......... $ 1,500.17
        Legal fees and expenses.....................................  10,000.00
        Accounting fees and expenses................................   5,000.00
        Miscellaneous...............................................   3,499.83
                                                                       --------

               Total................................................ $20,000.00
                                                                     ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Company has authority under Section 607.0850 of the Florida Business Corporation Act (the "FBCA") to indemnify its directors and officers to the extent provided for in the FBCA. The Company's Amended and Restated Articles of Incorporation provide that the Company shall indemnify and may insure its officers and directors to the fullest extent permitted by law. The Company has also entered into agreements with each of its directors and executive officers wherein it has agreed to indemnify each of them to the fullest extent permitted by law.

        The provisions of the FBCA that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution, and (d) willful misconduct or conscious disregard for the best interests of the Company in a proceeding by or in the right of the Company to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws. The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

        Pursuant to certain registration rights agreements, each of the Company and the selling shareholders has agreed to indemnify the others and their directors, officers, agents and representatives (and with respect to the indemnification by the Company, any underwriters) against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

ITEM 16. EXHIBITS.


EXHIBIT
NUMBER         DESCRIPTION OF EXHIBIT
-------        ----------------------

 4.1           Articles of Incorporation of the Company, as amended.(1)

 4.2 Articles of Amendment to Articles of Incorporation dated November 25, 1998.(2)

 5.1           Opinion of Broad and Cassel.(2)

10.1           Preferred Stock Purchase Agreement dated as of September
               30, 1998.(1)

10.2           Preferred Stock Purchase Agreement dated as of November 6, 1998.
               (1)

10.3           Preferred Stock Purchase Agreement dated as of November 18, 1998.
               (2)

23.1           Consent of Broad and Cassel (included in Exhibit 5.1 hereto).(2)

23.2           Consent of Arthur Andersen LLP.(3)

24.1 Power of Attorney (included at Page II-4 of the Registration Statement as originally filed).(2)

------------------------
(1) Incorporated by reference from the Company's Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 1998.

(2)     Previously filed.

(3) Filed with this amendment.


ITEM 17. UNDERTAKINGS.

        (a) RULE 415 OFFERING. The undersigned Registrant hereby undertakes to:

               (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                    (i) Include any prospectus required by Section 10(a)(3) of the Securities Act.

                      (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                      (iii) Include any additional or changed material information on the plan of distribution.

               (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial BONA FIDE offering.

               (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        (b) REQUEST FOR ACCELERATION OF EFFECTIVE DATE. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (c) FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE. The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Boca Raton, State of Florida, on this 16th day of December, 1998.

                                       BIG ENTERTAINMENT, INC.


                                       By:/s/ MITCHELL RUBENSTEIN
                                          -------------------------------------
                                          Mitchell Rubenstein
                                          Chairman of the Board and
                                             Chief Executive Officer


        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                         TITLE                      DATE
          ---------                         -----                     ------


/s/ MITCHELL RUBENSTEIN     Chairman of the Board and Chief   December 16, 1998
-------------------------    Executive Officer (Principal
MITCHELL RUBENSTEIN             executive officer)



              *             Vice Chairman of the Board and    December 16, 1998
-------------------------              President
LAURIE S. SILVERS


              *                 Chief Financial Officer       December 16, 1998
-------------------------       (Principal financial and
MARCI L.YUNES                      accounting officer)



                                       Director               December ___, 1998
-------------------------
LAWRENCE GOULD


              *                        Director               December 16, 1998
-------------------------
MARTIN H. GREENBERG


              *                        Director               December 16, 1998
-------------------------
HARRY T. HOFFMAN

          SIGNATURE                     TITLE                        DATE
          ---------                     -----                       ------
                                       Director               December ___, 1998
-------------------------
E. DONALD LASS


              *                        Director               December 16, 1998
-------------------------
JULES L. PLANGERE


                                       Director               December ___, 1998
-------------------------
DEBORAH J. SIMON



* By Mitchell Rubenstein as attorney-in-fact.

EXHIBIT INDEX

EXHIBIT        DESCRIPTION
------         -----------

23.2           Consent of Arthur Anderson LLP